Exhibit 3.1

THORNBURG MORTGAGE, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Thornburg Mortgage, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, immediately upon the acceptance for record of these Articles of Amendment by the State Department of Assessments and Taxation of Maryland (the “Reverse Stock Split Effective Time”), every ten shares of the common stock, $0.01 par value per share (the “Common Stock”), of the Corporation that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Common Stock, $0.10 par value per share. Any fraction of a share of Common Stock that would otherwise have resulted from the foregoing combination will be eliminated by rounding such fraction up to the nearest whole share.

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

THIRD: The charter of the Corporation is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the shares of Common Stock of the Corporation issued and outstanding immediately after the Reverse Stock Split from $0.10 per share to $0.01 per share.

FOURTH: The amendment to the charter of the Corporation as set forth in Article THIRD above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth in Article THIRD above is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FIFTH: There has been no increase in the authorized stock of the Corporation effected by the amendments to the charter of the Corporation as set forth above.

SIXTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 26th day of September, 2008.

ATTEST:		THORNBURG MORTGAGE, INC.

By:	/s/ Clarence G. Simmons, III	By:	/s/ Larry A. Goldstone
Name:	Clarence G. Simmons, III	Name:	Larry A. Goldstone
Title:	Secretary	Title:	President